Exhibit 2.1
SHARE PURCHASE AGREEMENT
DATED AS OF APRIL 20, 2006
BETWEEN
SUN NEW MEDIA INC.
AND
KINGSTON CAPITAL GROUP LIMITED
WITH RESPECT TO THE SALE OF ALL THE
OUTSTANDING SHARES OF
GLOBAL AMERICAN INVESTMENTS INC.

SHARE PURCHASE AGREEMENT
TABLE OF CONTENTS
This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.
EXHIBIT A — Release
EXHIBIT B — Promissory Note

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is dated for reference as of March 28, 2006, is made and entered into:
BY AND BETWEEN:
KINGSTON CAPITAL GROUP LIMITED, a company incorporated in the British Virgin Islands having an office at 31/F The Center, 99 Queen’s Road, Central, Hong Kong.
(the “Purchaser” and or “Kingston”)
AND:
SUN NEW MEDIA INC., a Minnesota corporation having an office at 22/F Sino Favour Centre, No. 1 On Yip Street, Chai Wan, Hong Kong.
(the “Seller” or “SNMI”)
AND:
GLOBAL AMERICAN INVESTMENTS INC., a Nevada company having an office at 20265 Valley Blvd, Suite O, Walnut, California 91789.
(the “Company” or “Global”)
     Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.
     WHEREAS, the Seller is the beneficial owner (a “Beneficial Owner”) of the entire issued and paid up share capital (the “Shares”) of Global American Investments Inc., an Arizona incorporated company involved and licensed in the brokerage business in the State of California (the “Company” or “Global”); and
     WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I: SALE OF SHARES AND CLOSING
     1.01. Sale and Purchase of Shares. At the Closing, subject to the terms and conditions herein and in reliance on the representations and warranties of the Purchaser contained herein, and in the manner herein provided, the Seller shall sell and deliver to the Purchaser all of the Shares of the Company owned beneficially or of record by such Seller being 10,000 shares of common stock without par value, and subject to the terms and conditions herein and in reliance on the representations and warranties of the Seller contained herein, Purchaser shall purchase the Shares from the Seller on the terms and conditions set forth herein.
     1.02. Purchase Price and Consideration. The aggregate purchase consideration for the Company’s Shares shall be the sum of forty thousand United States dollars (US $40,000) (the “Purchase Consideration”).
     1.03. Closing. The Closing will take place at the offices of Venture Law Corp. 618-688 West Hasting Street, Vancouver, BC V6B 1P1, Canada , or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing:
(a)	the Seller will assign and transfer to Purchaser good and valid title in and to the Shares, free and clear of all Liens, by delivering to Purchaser the original share certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite share transfer tax stamps, if any, attached; and

(b)	the Purchaser shall deliver to the Seller a Promissory Note representing US$40,000 due and payable on or before April 28, 2006.
     1.04. Previous Funding Agreement Cancelled. Pursuant to a share purchase agreement dated July 20, 2006, by and between Sun Media Investment Holdings Ltd. and SE Global Equities Corp., with respect of all the outstanding shares of Spearhead Group Ltd (renamed Sun New Media Group Limited), Sun Media Investment Holdings Inc. agreed to advance the Company $100,000 on the one year anniversary of the closing date, of that share purchase agreement. The parties hereby agree to release Sun Media Investment Holdings Inc. from this requirement and have obtained a release from the previous management of SE Global Equities Corp. from this requirement.
ARTICLE II: REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY
     The Seller represents and warrants to Purchaser as set forth below as of the date of this Agreement and as of the Closing Date, subject to the exceptions set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), the section numbers and letters of which correspond to the section numbers and letters of this Agreement.
     2.01. Authority. The execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors and the shareholders of the Company, no other corporate action on the part of the Company or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     2.02. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Arizona. The Company has full corporate power and authority to conduct its business as and to the extent now conducted. Section 2.02 of the Disclosure Schedule lists all lines of business in which the Company is participating or engaged. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.02 of the Disclosure Schedule. The name of each director and officer of the Company on the date hereof, and the position held by each, are listed in Section 2.02 of the Disclosure Schedule. The Company has, prior to the execution of this Agreement, delivered to Purchaser true and complete copies of the memorandum and articles of association of the Company as in effect on the date hereof.
     2.03. Share Capital. The authorized share capital of the Company consists of 10,000 shares of common stock without par value and no preferred stock, of which 10,000 shares of common stock are issued and outstanding, as of the date of this Agreement. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens.
     2.04. Subsidiaries. The Company does not have any Subsidiaries as at the date of this Agreement.
     2.05. No Conflicts. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby will not:
(a)	conflict with or result in a violation or breach of any of the terms, conditions or provisions of the memorandum and articles of association (or other comparable corporate charter documents) of the Company;

(b)	subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.06 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company; or

(c)	except as disclosed in Section 2.05 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Company or any Contract or License to which the Company is bound.
     2.06. Governmental Approvals and Filings. Except as disclosed in Section 2.06 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.
     2.07. Books and Records. The minute books and other similar records of the Company as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors and committees of the boards of directors of the Company. The share transfer ledgers and other similar records of the Company as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the share capital of the Company.
     2.08. Financial Statements. On request of the Purchaser the Company shall deliver to the Purchaser true and complete copies of the following financial statements:
(a)	the unaudited balance sheets of the Company as of its last quarter and year ended; and

(b)	all such financial statements were prepared in accordance with US accounting GAAP and fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby.
     2.09. Absence of Changes. Except as disclosed in Section 2.09 of the Disclosure Schedule, or in the ordinary course of business, there has not occurred between the last quarter period financial statement date and the date hereof:

(a)	any declaration, setting aside or payment of any dividend or other distribution in respect of any capital shares of the Company, or any direct redemption, purchase or other acquisition by the Company of any such capital shares of the Company;

(b)	any issuance, sale or other disposition by the Company of any capital shares of the Company, or any modification or amendment of any right of any holder of any outstanding capital shares of the Company;

(c)	(i) incurrences by the Company of any Indebtedness exceeding US$100,000, or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

(d)	any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, (ii) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes or (iii) the fiscal year of the Company;

(e)	any incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company;

(f)	any (i) amendment of the memorandum and articles of association (or other comparable corporate charter documents) of the Company, (ii) reorganization, liquidation or dissolution of the Company or (iii) Business Combination involving the Company and any other Person;

(g)	any , amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract or (ii) any material License held by the Company;

(h)	any commencement or termination by the Company of any line of business;

(i)	any transaction by the Company with the Seller, or any officer, director, Affiliate or Associate of the Seller which is: (i) outside the ordinary course of business consistent with past practice, and (ii) other than on an arm’s-length basis; or

(j)	any entering into of an agreement to do or engage in any of the foregoing after the date hereof.
     2.10. No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the latest unaudited financial statements of the Company or in the notes thereto or as disclosed in Section 2.10 of the Disclosure Schedule, there are no Liabilities incurred by the Company or, other than Liabilities incurred in the ordinary course of business consistent with past practice.
     2.11. Taxes.
(a)	Except as set forth in Section 2.11 of the Disclosure Schedule, all Tax Returns, reports and other filings in respect of Taxes required to be filed in respect of the Company on or prior to the Closing Date have been duly and timely filed, have been prepared in compliance with all applicable laws, rules and regulations, and are true, correct and complete. All Taxes due and payable by the Company on or prior to the Closing Date, have been fully paid when due. The Company has established adequate reserves on their respective books of account for all Taxes and for the liability for deferred income Taxes payable in respect of the Company.

(b)	There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due.

(c)	Other than pursuant to this Agreement, the Company has never been a party to or bound by any Tax indemnity, Tax sharing or similar agreement.

(d)	There is no material dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Seller and the directors and officers (and employees responsible for Tax matters) of the Company has any knowledge based upon personal contact with any agent of such authority. Section 2.11 (d) of the Disclosure Schedule lists all jurisdictions in which Tax Returns are filed with respect to the Company and indicates those Tax Returns that have been audited or that are currently the subject of audit. Seller.

(e)	The aggregate tax basis of the assets held in the Company does not exceed the fair market value of the share capital of the Company.
     2.12. Legal Proceedings. Except as disclosed in Section 2.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):
(a)	there are no Actions or Proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the value of the Shares, or (ii) if determined adversely to the Company, could reasonably be expected to result in (A) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (B) Losses by the Company, exceeding US$100,000; and

(b)	there are no Orders outstanding against the Company.
     2.13. Compliance with Laws and Orders. Except as disclosed in Section 2.13 of the Disclosure Schedule, the Company has not at any time within the last two years been, or has received any notice that it is or has at any time within the last two years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Company.
     2.14. Tangible Personal Property. The Company has valid rights under Contract to use, all tangible personal property used in the conduct of their business, including all tangible personal property reflected on the balance sheet included in the Audited Financial Statements and tangible personal property acquired since the Company’s last unaudited financial statement date other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.16 of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.
     2.15. Intellectual Property Rights. The Company has interests in or use only the Intellectual Property disclosed in Section 2.17 of the Disclosure Schedule, each of which the Company either has all right, title and interest in or a valid and binding license to use.
     2.16. Contracts.
(a)	Section 2.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements , to which the Company is a party or by which any of their respective Assets and Properties is bound:
i.	all Contracts providing for a commitment of employment or consultation services, and (B) any written representations, or commitments, involving an obligation of the Company to make payments exceeding US $200,000 in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business;

ii.	all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or, except as provided in Section 5.9, prohibiting or limiting the ability of any Person to compete with the Company;

iii.	all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

iv.	all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies or franchisees;

v.	all Contracts between or among the Company, on the one hand, and any Seller, or officer, director, Affiliate or Associate of such Seller (other than the Company ), on the other hand;

vi.	all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital shares, , to incur or suffer to exist any Lien, , to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

vii.	all other Contracts that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than US $200,000.
(b)	Each Contract required to be disclosed in Section 2.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.18(b) of the Disclosure Schedule the Company, nor, to the knowledge of the Seller and the Company, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).
     2.17. Licenses.
(a)	Section 2.17 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material to the business or operations of the Company Except as disclosed in Section 2.17 of the Disclosure Schedule:
i.	The Company owns or validly holds all Licenses that are material to its business or operations;

ii.	each License listed in Section 2.17 of the Disclosure Schedule is valid, binding and in full force and effect; and

iii.	the Company is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.
     2.18. Insurance. Section 2.18 of the Disclosure Schedule contains a true and complete list of all liability, property, and other insurance policies currently in effect that insure the business, operations or employees of the Company. The insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement.
     2.17. Employees; Labor Relations. Section 2.217 of the Disclosure Schedule contains a list of the name of each officer and full-time employee of the Company at the date hereof. The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours and collective bargaining.

     2.18. Environmental Matters. The Company has obtained all Licenses that are required in respect of its business and operations under applicable Environmental Laws. The Company is in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law.
     2.19. Substantial Customers and Suppliers. Section 2.19(a) of the Disclosure Schedule lists as of the date hereof the customers of the Company, which account for more than [10%] of the Company’s turnover, and the suppliers of the Company which account for more than [10%] of the suppliers of the Company . Except as disclosed in Section 2.19(c) of the Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since the Audited Financial Statement Date, or to the knowledge of the Company, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 2.24(d) of the Disclosure Schedule, to the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.
     2.20. Bank and Brokerage Accounts; Investment Assets. Section 2.20 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.
     2.21. No Powers of Attorney. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company does not have any powers of attorney or comparable delegations of authority outstanding.
     2.22. Accounts Receivable. Except as set forth in Section 2.22 of the Disclosure Schedule, the accounts and notes receivable of the Company reflected on the balance sheet included in the unaudited financial statements of the Company, and all accounts and notes receivable arising subsequent to the unaudited financial statements date, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the unaudited financial statements of the Company, and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of the Company . Section 2.27 of the Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company, a perfected security interest in the related collateral, have been taken.
     2.23.Finders Fees and Brokers. The Seller and the Company have not agreed to provide a finder’s fee, brokerage commission or similar payment to a third party. No party has been involved in the active negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or the Seller for a finder’s fee, brokerage commission or similar payment.
     2.24. Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III: REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
     3.01. Authorization. The Seller represents and warrants to Purchaser as set forth below, as of the date of this Agreement and as of the Closing Date, subject to the exceptions set forth in the Disclosure Schedule.
(a)	The Seller is the sole and exclusive Beneficial Owner of the Shares, free and clear of all Liens, and there are no agreements, arrangements or understandings to which such Seller is a party (other than this Agreement) involving the purchase, sale or other acquisition or disposition of the Shares or any interest therein.

(b)	The Seller shall deliver or cause to be delivered to Purchaser certificates representing all the Shares, each such certificate to be duly endorsed for transfer and free and clear of all Liens. The delivery of such certificates to Purchaser duly endorsed for transfer will transfer to Purchaser good and valid title to such Shares, free and clear of all Liens.

(c)	The Seller is a corporation duly organized, validly existing and in good standing under the laws of Minnesota its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own its properties. The Seller has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each Seller, and (assuming due execution and delivery by Purchaser) this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms.

(d)	The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby and thereby will not breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any articles or certificate of incorporation or other constituting document, by-laws, or other documents providing for the governance of the Seller, or other instrument or obligation to which the Seller is a party, or by which the Seller or the Shares may be bound, or result in the creation of any Lien upon the properties or assets of such Seller pursuant to the terms of any such instrument or obligation, or (ii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to the Seller or by which the Shares may be bound.
ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller as follows:
     4.01. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands where it was incorporated. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to perform its obligations hereunder or thereunder.

     4.02. Authorization. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.
     4.03. No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby will not:
(a)	conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Purchaser;

(b)	subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Disclosure Schedule 4.05, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

(c)	conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.
     4.05. Governmental Approvals and Filings. Except as disclosed in Disclosure Schedule 4.05, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.
     4.06. Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
     4.07. Finders and Brokers. The Purchaser has not agreed to provide a finder’s fee, brokerage commission or similar payment to a third party. No party has been involved in the active negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or the Seller for a finder’s fee, brokerage commission or similar payment.
     4.08. Investment Company. Purchaser is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”). Provided that the Company is not an “investment company” within the meaning of the Investment Company Act, Purchaser will not be an “investment company” upon consummation of the transactions contemplated in this Agreement.
     4.09. Shares. Purchaser acknowledges, represents and warrants to Seller as set forth below, as of the date of this Agreement and as of the Closing Date.
(a)	Purchaser understands that the Shares to be sold to Purchaser pursuant to this Agreement will not have been registered under the Securities Act, or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by Purchaser in this Agreement. Purchaser understands that the Seller are relying, in part, upon the Purchaser’s representations and warranties contained in this Section 4.9 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b)	Purchaser is an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

(c)	Purchaser understands that the Shares to be received by Purchaser in the transactions contemplated hereby will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC promulgated thereunder provide in substance that Purchaser may dispose of such Shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration, if available. Purchaser further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, Purchaser understands that Purchaser may have to bear the economic risk of an investment in the Shares to be received by Purchaser pursuant to the transactions contemplated hereby for an indefinite period of time.

(d)	Purchaser is acquiring Shares pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such Shares or any interest therein.
ARTICLE V: COVENANTS OF SELLER
          The Seller covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, for a period of six months following the Closing Date, the Seller will comply with all covenants and provisions of this Article V, except to the extent Purchaser may otherwise consent in writing. For purposes of this Article V, the parties understand and agree that in all cases where the Seller covenant to cause the Company to take, or refrain from taking a particular action, each Seller agrees to exercise all control and power over the Company available to such Seller (whether by virtue of office, directorship, shareholder status, contract or otherwise), , but subject to applicable law, in order to cause the Company to take, or refrain from taking, the specified action, provided that no Seller shall be obligated to exercise any control or power not available to them by virtue of office, directorship, shareholder status, contract or otherwise.
     5.01. Regulatory and Other Approvals. The Seller will, and will cause the Company to:
(a)	take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, or the Company to consummate the transactions contemplated hereby;

(b)	provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request; and

(c)	co-operate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby.
The Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     5.02. Investigation by Purchaser. The Seller will, and will cause the Company to, (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and their Assets and Properties and Books and Records, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation, and if applicable, copies of Contracts, and other Books and Records) concerning the business and operations of the Company as Purchaser or any of such other Persons reasonably may request in connection with such investigation.
     5.03. Conduct of Business. The Seller will cause the Company to conduct business only in the ordinary course consistent with past practice.
     5.04. Certain Restrictions. From the time of signing of this Agreement up to the Closing Date, the Seller will cause the Company to refrain from:
(a)	amending their memorandum and articles of association or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such corporation;

(b)	declaring, setting aside or paying any dividend or other distribution in respect of the capital shares of the Company, or directly redeeming, purchasing or otherwise acquiring any capital shares with respect to the Company ;

(c)	acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

(d)	(i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any Contract disclosed in the Disclosure Schedule pursuant to Section 2.18(a), or (B) any material License, or (ii) granting any irrevocable powers of attorney;

(e)	violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by the Company or any Contract to which the Company is bound;

(f)	voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company under, any Indebtedness of or owing to the Company;

(g)	engaging with any Person in any Business Combination;

(h)	making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding US$100,000;

(i)	making any change in the lines of business in which they participate or are engaged;

(j)	writing off or writing down any of their Assets and Properties outside the ordinary course of business consistent with past practice; or

(k)	entering into any agreement to do or engage in any of the foregoing.
     5.05. Books and Records. On the Closing Date, the Seller will deliver or make available to Purchaser at the offices of the Company all of the Books and Records, and if at any time after the Closing

Seller discover in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Purchaser.
     5.06. Notice and Cure. The Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Seller also will notify Purchaser promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnity under Article XI.
     5.07. Fulfillment of Conditions. The Seller will Seller take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.
ARTICLE VI: COVENANTS OF PURCHASER
     Purchaser covenants and agrees with the Seller that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, for a period of six months following the Closing Date, the Purchaser will comply with all covenants and provisions of this Article VI, except to the extent Seller may otherwise consent in writing.
     6.01. Regulatory and Other Approvals. Purchaser will:
(a)	take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby , including without limitation those described in Disclosure Schedules 4.03 and 4.05;

(b)	provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Seller or such Governmental or Regulatory Authorities or other Persons may reasonably request; and

(c)	co-operate with Seller, the Company as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller, or the Company to consummate the transactions contemplated hereby .
Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     6.02. Notice and Cure. Purchaser will notify Seller promptly in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Purchaser also will notify Seller promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller’ right to seek indemnity under Article XI.
     6.03. Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.
ARTICLE VII: CONDITIONS TO OBLIGATIONS OF PURCHASER
     The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
     7.01. Representations and Warranties. Each of the representations and warranties made by the Seller in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date, and the Company shall have delivered a certificate to that effect, executed by its chief executive officer, in the form of Exhibit A hereto.
     7.02. Performance. The Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller at or before the Closing.
     7.03. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, or the transactions contemplated by this Agreement or of any such Law.
     7.04. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

     7.05. Third Party Consents. The consents (or in lieu thereof waivers) listed in Disclosure Schedule 7.05 hereto, and all other consents (or in lieu thereof waivers) to the performance by Purchaser and the Seller of their obligations under this Agreement or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, the Seller, or the Company is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser or the Business or Condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.
     7.06. Proceedings. All proceedings to be taken on the part of the Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
     7.07. No Material Adverse Change. There shall have been no material adverse change in the Business or Condition of the Company.
ARTICLE VIII: CONDITIONS TO OBLIGATIONS OF SELLER
     The obligations of the Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller in its sole discretion):
     8.01. Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, except that representations and warranties made only as of a specified earlier date shall be true and correct in all material respects as of such earlier date.
     8.02. Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.
     8.03. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Seller, or there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the the Seller or the transactions contemplated by this Agreement of any such Law.
     8.04. Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

     8.05. Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Purchaser and the Seller of their obligations under this Agreement or to the consummation of the transactions contemplated hereby and thereby as are required under any Contracts to which Purchaser, the Seller, the Company is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (on in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Seller or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Seller (a) shall have been obtained, (b) shall be in a form and substance reasonably satisfactory to the Seller, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.
     8.06. Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller, and the Seller shall have received copies of all such documents and other evidences as Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
ARTICLE IX: SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS
     9.01. Survival of Representations, Warranties, Covenants and Agreements. Seller The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing until the first anniversary of the Closing Date in the case of all representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing.
ARTICLE X: INDEMNIFICATION
     10.01. Indemnification.
(a)	The Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement.

(b)	Purchaser shall indemnify the Seller, and their respective officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

(c)	No amounts of indemnity shall be payable as a result of any claim arising under Section 10.01(a) in respect of a misrepresentation or breach of warranty by the Seller unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of US$50,000 in the aggregate, in which event the Indemnified Parties shall be entitled to seek indemnity from the Seller for the full amount of such Losses, SellerNo amounts of indemnity shall be payable as a result of any claim arising under Section 10.01(a) in respect of a misrepresentation or breach of warranty by the Seller if the aggregate amount of indemnity that has been duly paid in full in respect of all claims under Section 10.01(a) equals 10% of the aggregate Purchase Price paid by Purchaser to the Seller pursuant to Section 1.02, Seller.
     10.02. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.01 will be asserted and resolved as follows:
(a)	In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, the Company, Purchaser or any Affiliate of any Seller or Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.
i.	If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 10.01). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

ii.	If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

iii.	If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 10.02.
(b)	In the event any Indemnified Party should have a claim under Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 10.02.

(c)	Any dispute submitted to arbitration pursuant to this Section 10.02 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the “Board of Arbitration”) selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the ICC (as defined in Section 13.12) upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in Hong Kong or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party’s attorneys’ fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.
ARTICLE XI: TERMINATION
     11.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)	at any time before the Closing, by mutual written agreement of the Seller and Purchaser;

(b)	at any time before the Closing, by the Seller or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

(c)	at any time after April 31, 2006, by the Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.
     11.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 13.03 and confidentiality in Section 13.05 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01(b) or (c), Seller will remain liable to Purchaser for any breach of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XII: DEFINITIONS
     12.01. Definitions.
(a)	As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Agreement” means this Share Purchase Agreement and the Exhibits, the Disclosure Schedule and the Exhibits hereto and the certificate delivered in accordance with Section 7.01, as the same shall be amended from time to time.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Beneficial Owner” has the meaning ascribed to it in the forepart of this Agreement.

“Board of Arbitration” has the meaning ascribed to it in Section 10.02(d).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means with respect to any Person any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person, or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the US are authorized or obligated to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Company .

“Claim Notice” means written notification pursuant to Section 10.02(a)of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 10.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Closing” means the closing of the transactions contemplated by Section 1.03.

“Closing Date” means April 7, 2006 or (b) such other date as Purchaser and Seller mutually agree upon in writing.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Disclosure Schedule” means the record delivered to Purchaser by Seller and the Company herewith and dated as of the Closing Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller and the Company pursuant to this Agreement.

“Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Environmental Law” means any Law relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material.

“Financial Statements” means the consolidated financial statements of the Company delivered to Purchaser pursuant to Section 2.08 or 5.05.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

“ICC” has the meaning ascribed to it in Section 13.12(a).

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article X, including without limitation a Person asserting a claim pursuant to paragraph (c) of Section 10.02.

“Indemnifying Party” means any Person against whom a claim for indemnification are being asserted under any provision of Article X, including without limitation a Person against whom a claim is asserted pursuant to paragraph (c) of Section 10.02.

“Indemnity Notice” means written notification pursuant to Section 10.02(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, domain names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the PRC, the United States, the British Virgin Islands or any other country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company .

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether or not required by applicable law.

“Purchase Price” has the meaning ascribed to it in Section 1.02.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Financial Statements” has the meaning ascribed to it in Section 4.07.

“Record Holder” has the meaning ascribed to it in the forepart of this Agreement.

“Representatives” has the meaning ascribed to it in Section 5.02.

“Resolution Period” means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

“Seller” and “Seller” have the meanings ascribed to them in the forepart of this Agreement.

“Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Tax” and “Taxes” means and includes any and all taxes (including, without limitation, any and all income, franchise, sales, use, excise, withholding, employment, payroll, social security or property taxes) and similar assessments, customs, duties, charges and fees (including interest, penalties and additions to such taxes, assessments, customs, duties, charges and fees, penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions) imposed or assessed by any federal, state or local taxing authority, including without limitation the United States (or any political subdivision thereof or therein).

“Tax Return” means any declaration, statement, report or return relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes the Company .

“Third Party Claim” has the meaning ascribed to it in Section 11.02(a).

“US” means the United States of America.

(b)	Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company . All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE XIV: MISCELLANEOUS
     13.01. Notices. All notices, demands or other communications given hereunder (a) shall be deemed to have been duly given and received (i) upon personal delivery, (ii) if by telecopy, upon receipt, (iii) in the case of notices sent within, and for delivery within, the United States, as of the date shown on the return receipt after mailing by registered or certified mail, return receipt requested, postage prepaid, or (iv) the second succeeding business day after deposit with DHL or other equivalent air courier delivery service, unless the notice is held or retained by the customs service, in which case the date shall be the fifth succeeding business day after such deposit and (b) must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 13.01):
If to Purchaser, to:
Kingston Capital Group Limited
31/F The Center
99 Queen’s Road
Central, Hong Kong
Attention: Alvin Yu
Facsimile: XXX
If to the Seller, to:
Sun New Media Inc
22/F Sino Favour Centre
No. 1 On Yip Street
Chai Wan, Hong Kong
Attention: Ricky Gee Hing Ang, C.E.O.
Facsimile: 852-3102-2300
     13.02. Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and renders of no force and effect all prior oral or written agreements, commitments and undertakings among the parties with respect to the subject matter hereof.
     13.03. Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 11.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses. Seller

     13.04. Public Announcements. At all times at or before the Closing, the Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sell goods or provide services or with whom the Company otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.
     13.05. Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby.
     13.06. Further Assurances; Post-Closing Cooperation.
(a)	At any time or from time to time after the Closing, Seller shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and their Assets and Properties and Books and Records, and otherwise to cause Seller to fulfill its obligations under this Agreement .

(b)	Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c)	If, in order properly to prepare its Tax returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with Section 13.05.

(d)	Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.
     13.07. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     13.08. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Purchaser and Seller .
     13.09. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article X.
     13.10. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article X) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding stock of the Company or a substantial part of its assets, provided that prior to such assignment Purchaser has paid any and all of the Purchase Price set forth in Section 1.02, or (iii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing, but no such assignment referred to in clause (i) or (ii) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
     13.11. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     13.12. Arbitration.
(a)	Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be finally settled by a board of arbitration consisting of three (3) members (hereinafter referred to as the “Board of Arbitration”) under the rules of the International Chamber of Commerce (the “ICC”). The place of arbitration shall be in Hong Kong, and the language used in the arbitral proceedings shall be English.

(b)	Seller (acting collectively as a group) and Purchaser shall each select one (1) member to the Board of Arbitration and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the ICC upon application made to it for such purpose by the members.

(c)	The arbitral proceeding shall accord to Purchaser and Seller the right of cross-examination of witnesses, the right to provide witnesses, including expert witnesses, and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the Board of Arbitration shall be final, binding and incontestable and may be used as a basis for judgment thereon in any court having jurisdiction. All costs of arbitration (including, without limitation, those incurred in the appointment of arbitrator) shall be apportioned in the arbitral award.

(e)	No person who is, or has been, an employee or agent of, or consultant or counsel to, Purchaser, Seller or any of their respective Affiliates shall be eligible to act as an arbitrator at any time.

(f)	This Agreement and the rights and obligations of Purchaser and Seller shall remain in full force and effect pending the award in any arbitration proceeding hereunder.
     13.13. Waiver of Immunity. To the extent that Purchaser or Seller (including assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), Purchaser and Seller hereby irrevocably waive such immunity.
     13.14. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     13.15. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law rules thereof.
     13.16. Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

PURCHASER:

KINGSTON CAPITAL GROUP LIMITED	)
)
)
)
)
)
)
Alvin Yu, President	)

SELLER:

SUN NEW MEDIA INC.	)
)
)
)
)
)
Mr. Ricky Gee Hing Ang	)
Chief Executive Officer	)

EXHIBIT “A”
RELEASE
     This Release is made and entered into as of April 7, 2006, by and between Sun Media Investment Holdings Ltd. (“SMIH”), Sun New Media, Inc. (“Sun Media”), the former Board of Directors of SE Global Equities Corp.(“SE Global”) and Global American Investment Inc. (“Global”) (together the “parties”).
     Whereas SMIH agreed to advance Global US$100,000 on the one year anniversary of the closing date of the share purchase agreement dated July 20, 2005, by and between SMIH and SE Global with respect of all the sale and purchase of all the outstanding shares of Spearhead Group Ltd (renamed Sun New Media Group Limited) (the “2005 Agreement”). The 2005 Agreement closed September 18, 2005.
     The parties to this release for good and valuable consideration hereby duly recognized hereby agree:
1.	To release SMIH from it obligation to advance Global US$100,000 (the “Advance”) on the one year anniversary of the 2005 Agreement.

2.	Global, Sun Media and SE Global together and individually do hereby knowingly and voluntarily, fully and finally release and forever discharge SMIH, including their present and former respective officers, directors, shareholders, members, owners, agents, consultants, employees, representatives, insurers, successors and assigns (hereinafter referred to collectively as the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that they had, now have, or may hereafter claim to have against the Released Parties, arising out of or relating in any way to the Advance as it applies to Global, Sun Media and SE Global or otherwise relating to any of the Released Parties.

3.	Global, Sun Media and SE Global acknowledges that SMIH have advised Global, Sun Media and SE Global that they should consult with an attorney of their choosing prior to signing this Release.

4.	Global, Sun Media and SE Global represents and agrees that neither they nor anyone acting on their behalf has assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims they are releasing at this time.

5.	Global, Sun Media and SE Global represents that they have not filed, initiated, or caused to be filed or initiated, any legal action covering any claim released in this Agreement and hereby agree and promise that they will never file, initiate, or cause to be filed or initiated, at any time subsequent to the execution of this Release, any claim, suit, complaint, action, or cause of action, in any court, based in whole or in part on the matters herein released, except to the extent such waiver is prohibited by law, order or regulation. Global, Sun Media and SE Global further agrees not to seek any recovery arising out of, based upon, or relating to matters released hereunder, and agrees they will not voluntarily participate, assist, or cooperate in any suit, action, or proceeding against or regarding the Released Parties, or any of them, unless compelled by law or except to the extent such waiver is prohibited by law, order or regulation.

6.	Global, Sun Media and SE Global acknowledges that they might hereafter discover facts different from, or in addition to, those they now know or believe to be true with respect to a claim or claims released herein, and they expressly agrees to assume the risk of possible discovery of additional or different facts, and agree that this Release shall be and remain effective, in all respects, regardless of such additional or different discovered facts.

7.	If any provision of this Release nevertheless shall be unlawful, void, or unenforceable, it shall be deemed severable from and shall in no way affect the validity or enforceability of the remaining provisions of this Release. This Release will survive the performance of the specific arrangements herein. This Release is binding on each of the parties individually on signing this Release and shall enure to the benefit of SMIH and its heirs, executors, administrators, successors and assigns.

8.	The validity, interpretation, construction and performance of this Release shall in all respects be governed by the laws of California, without reference to principles of conflict of law.

9.	This Release may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement. A party may execute this Release and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable.

SUN MEDIA INVESTMENT	)	SIGNING ON BEHALF OF FORMER
HOLDINGS INC.	)	BOARD OF DIRECTORS OF SE
GLOBAL EQUITIES CORP.
)
)
)
)
)

John Li Zongyang, President	)	Toby Chu, Director

SUN NEW MEDIA INC.	)
)
)
)
)
)

Mr. Ricky Gee Hing Ang	)
Chief Executive Officer

EXHIBIT “B”
PROMISSORY NOTE

US$ 40,000	DUE DATE: April 28, 2006
For value received, Kingston Capital Group Limited, a British Virgin Islands incorporated corporation (“Kingston”), having an address of 31/F The Center, 99 Queen’s Road, Central, Hong Kong, promises to pay to Sun New Media, Inc., a Minnesota corporation, or its assigns (“Sun”), having an address of Unit 01-03, 20F, China Insurance Building, 166 Lu Jiazui East Road, Pudong, Shanghai, China 200120, the principal sum of Forty Thousand United States Dollars ($40,000), together with all accrued and unpaid interest thereon as set forth below (the “Debt”).
Kingston agrees to repay the Debt on or before April 28, 2006.
Interest on the unpaid principal balance of this promissory note (“Note”) shall accrue at the rate of ten and one half percent (10.5%) per annum from April 7, 2006 if Kingston fails to repay the Debt on or before April 28, 2006, and shall be payable on a month basis until the Note is paid. All interest on this Note shall be computed daily on the basis of the actual number of days elapsed over a year assumed to consist of three hundred sixty-five (365) days.
Sun is under no obligation to renegotiate the terms of repayment or to defer payments.
Kingston agrees that if it fails to repay the Debt as required under this Note, Sun may, without notice, proceed to exercise any and all of the rights and remedies under this Note or at law or in equity, on the occurrence of any such default or at any other time. Sun may exercise any and all rights which will be cumulative and not mutually exclusive.
Kingston understands that failure to repay the Debt in accordance with this Note will be considered a default. If Note is placed in the hands of an attorney for collection after default, Kingston agrees to pay reasonable attorneys’ fees actually incurred, plus costs.
The entire Debt is immediately due and payable in the event of the following: insolvency of Kingston; if bankruptcy proceedings are instituted against Kingston; dissolution of Kingston; or in the event there is any deterioration, depreciation or impairment in the value of the assets of Kingston.
This Note is to be governed by and construed in accordance with the laws of California State.
Date: April 7, 2006

KINGSTON CAPITAL GROUP LIMITED

By:	Alvin Yu, Officer & Director